Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166258) of Chatham Lodging Trust of our report dated January 6, 2012 relating to the financial statements of Innkeepers Portfolio, which appears in the Current Report on Form 8-K/A of Chatham Lodging Trust dated January 6, 2012.

/s/ PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

January 6, 2012